EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 1987, by and between TRANSMEDIA NETWORK INC., a Colorado corporation ("TRANSMEDIA"), and MELVIN CHASEN (the "EXECUTIVE"). In consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto do mutually agree as follows:

         1. EMPLOYMENT. Transmedia agrees to and does hereby employ the Executive, and the Executive accepts such employment, upon the terms and conditions hereinafter set forth. The Executive represents and warrants that he is free to enter into this Agreement and that entering into this Agreement is not in violation of any obligations that he has to any other person, firm or corporation.

         2. TERM. The term of this Agreement shall be for the period commencing January 1, 1987 and ending on September 30, 1991 (the "TERM"), unless earlier terminated as provided herein.

         3. OFFICE AND DUTIES. The Executive shall perform such executive services in the operation of the business of Transmedia and its subsidiaries as Transmedia's Board of Directors may from time to time reasonably assign to the Executive. The Executive shall hold the positions of President and Chief Executive Officer of Transmedia, and shall report directly to Transmedia's Board of Directors. In addition, in connection with any meeting or action of stockholders for the election of Transmedia's Board of Directors, Transmedia shall nominate the Executive for election to Transmedia's Board of Directors and shall use its best efforts to cause the Executive to be elected thereto. During the term of this Agreement, the Executive shall: (a) work for Transmedia and its subsidiaries on a full-time, exclusive basis; (b) use his best efforts to apply on a full-time basis all of his skill and experience to the


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performance of his duties in such employment; and (c) not engage in any other business activities, other than personal investments in corporations and other entities which do not compete directly or indirectly with Transmedia and its subsidiaries. Notwithstanding the provisions of the preceding sentence, the Executive shall be entitled, on an occasional basis, to serve as a consultant to, or on the board of directors of, other corporations during the term of this Agreement and to receive and retain all compensation paid to him in such capacities, so long as such other corporations do not compete directly or indirectly with Transmedia and its subsidiaries. The Executive shall be entitled to a private office commensurate with his position with Transmedia and to a secretary assigned exclusively to the Executive. The provisions of this Section 3 are subject to modification as set forth in Section 10.

         4. COMPENSATION AND BENEFITS. (a) For services rendered by the Executive under this Agreement, the Executive shall be paid a base salary (the "SALARY") at the rate of $104,000 per annum. The Salary shall be payable in equal weekly installments.

                  (b) As additional compensation, Transmedia shall pay the Executive an annual bonus (the "BONUS") equal to 10% of excess over the initial $100,000 of Pre-Tax Income (as defined below) for each fiscal year of Transmedia or portion thereof occurring during the term of this Agreement, provided, however, that the Bonus for any fiscal year shall not exceed $100,000 per year for each full fiscal year with respect to which the Bonus is determined or, for partial fiscal years with respect to which the Bonus is determined, the pro rata portion of $100,000 that any such partial fiscal year bears to a full fiscal year. "PRE-TAX INCOME" shall mean the pre-tax income of Transmedia for the applicable period before computation of the Bonus, as determined by Transmedia's independent certified public accountants on the basis of generally accepted accounting principles consistently applied. The Bonus shall be payable on an annual basis within 120 days after the end of each fiscal year, commencing with the fiscal year ending September 30, 1987. The Bonus with respect to the fiscal year ending September 30,

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1987 shall be determined on the basis of the entire fiscal year. Otherwise, if the term of this Agreement includes less than all of any fiscal year, then the Bonus, if any, payable for such fiscal year shall be determined on a pro rata basis of the Pre-Tax Income for the portion of such fiscal year that this Agreement is in effect except as provided in sub-paragraph 4(d) hereof.

                  (c) Transmedia shall, during the term of this Agreement, pay all premiums on the existing whole-life insurance policy issued by Executive Life Insurance Company on the life of the Executive in the face amount of $500,000. Upon the expiration of the term of this Agreement, Transmedia shall transfer the ownership of such policy to the Executive without any payment by the Executive. In the event of the death of the Executive during the term of this Agreement, Transmedia will segregate proceeds thereof sufficient to purchase an annuity that will pay to the estate of the Executive a death benefit of $50,000 per year for a period of ten years, with the first such benefit payable six months after such death. The balance of such proceeds after purchase of the annuity shall be retained by Transmedia.

                  (d) At all times during the term of this Agreement, the Executive shall be included in any life, medical, health, and hospitalization insurance, pension, stock option, stock ownership, incentive compensation, and other benefit programs maintained by or for Transmedia at the date hereof. If Transmedia hereafter establishes any other programs, the Executive shall be included therein at at least the same level as the other senior executives of Transmedia. In addition, in the event of the Executive's Disability (as defined below), Transmedia will pay to the Executive the following: (i) during the first six months of Disability, 100% of the Salary that would be payable to the Executive but for such Disability; (ii) thereafter, and until the end of the Term, 75% of such Salary; and (iii) the Bonus for the period(s) provided in the next sentence. The Executive shall receive a Bonus for the entire fiscal year ending on any applicable September 30th, if said September 30th occurs during the

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first six months of Disability; in all other instances, the Executive shall receive a portion of the Bonus for an entire year determined by multiplying the Bonus for the entire fiscal year by a fraction, the numerator of which is the total number of months starting with October 1st and ending upon the conclusion of said six months of Disability and the denominator of which is 12. For purposes of this sub-paragraph (d), all calculations shall be made on the basis of full and not partial months. In addition, Transmedia shall provide for payment of the living allowance set forth in Section 4(e) for the first six months of Disability, but only for so long as the Executive remains in the New York metropolitan area. For the purposes hereof "Disability" shall mean a physical or mental impairment of such duration and degree that the Executive is determined by the Board of Directors of Transmedia to be substantially unable because of the impairment to perform the services described in Section 3.

                  (e) Transmedia acknowledges that the Executive's permanent domicile is in the State of Florida. In order to compensate the Executive for obtaining living accommodations in New York, Transmedia shall pay to the Executive a New York living allowance of (i) $1,500 per month from the date hereof until September 30, 1987 and (ii) $2,000 per month from October 1, 1987 until the expiration of the term of this Agreement.

                  (f) Transmedia may provide to the Executive such additional compensation, bonuses, and benefits as its Board of Directors deems appropriate, but nothing herein shall obligate Transmedia to do so.

         5. VACATION. The Executive shall be entitled to take four (4) weeks' paid vacation during each twelve-month period of his employment hereunder on a basis consistent with the requirements of the business of Transmedia and its subsidiaries and in accordance with Transmedia's customary practice for senior executives. Unused accrued vacation may be carried forward and taken during any subsequent twelve-month period; PROVIDED, HOWEVER, that the Executive may not take more than four weeks' vacation during any three-month

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period. In lieu of carrying forward unused accrued vacation, the Executive may elect to be paid for all or any part of unused accrued vacation from any prior twelve-month period. The amount of any such payment shall be based on the Executive's Salary in effect at the time of payment. At the expiration of this Agreement after its stated term or upon the earlier termination hereof by Transmedia without "cause" (as defined in Section 9 hereof), Transmedia shall pay the Executive for any unused vacation time which accrued prior to expiration or termination at the rate set forth in the preceding sentence.

         6. REIMBURSEMENT OF EXPENSES. During the term of this Agreement, the Executive shall be reimbursed for reasonable travel, entertainment and other expenses incident to the rendering of services hereunder and not covered by the living allowance pursuant to Section 4(e), upon presentation of expense statements or vouchers or such other supporting information as Transmedia may customarily require of its senior executives.

         7. RESTRICTIONS. (a) The Executive acknowledges that the business of Transmedia is potentially nationwide in scope, and that it expects to be marketing its products and services throughout a wider geographical area than that in which it presently operates. Accordingly, during the Restricted Period (as defined below), the Executive shall not, unless acting with Transmedia's prior written consent: (i) directly or indirectly own, manage, operate, join, or control, or participate in the ownership, management, operations or control of, or be connected as a director, officer, employee, partner, stockholder, consultant or otherwise with, any business or organization located in or doing business in the Restricted Area (as defined below) which (A) is engaged in financing restaurant advertising or equipment or providing restaurant discounts to members of its programs or (B) directly or indirectly competes with any other business of Transmedia or any of its subsidiaries conducted at any time during the term hereof; or (ii) interfere with, or divert or attempt to divert the benefits of, any relationship with employees, agents, suppliers, restaurant clients, membership card holders or

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other customers maintained by Transmedia and its subsidiaries at any time during the Restricted Period. However, if the Executive's employment hereunder is terminated without "cause" (as defined in Section 9 hereof), then the provisions of this Section 7(a) shall cease upon such termination. For the purposes of this Agreement, (i) "RESTRICTED PERIOD" means the twenty-four-month period commencing upon the earlier of (x) the termination of the Executive's employment with Transmedia prior to the expiration hereof, either voluntarily by the Executive or by Transmedia for "cause"; (y) the expiration of this Agreement after its stated term,; or (z) if the Executive elects to enter into the Consulting Agreement pursuant to Section 10, the expiration of the term thereof; and (ii) "RESTRICTED AREA" means any geographical market in or with respect to which Transmedia, within twelve months prior to the commencement of the Restricted Period, is then operating or has taken significant affirmative steps to commence operations. Nothing in this Section 7(a) shall be construed to prevent the Executive from owning or dealing in any stock actively traded over-the-counter or on any recognized exchange and issued by a corporation which may compete directly or indirectly with Transmedia and its subsidiaries so long as the Executive does not participate in the management, control, or operations of any such corporation and the Executive's holdings do not at any time exceed five percent (5%) of the outstanding shares of any class of stock of such corporation.

                  (b) The Executive agrees that all confidential and proprietary matters which he may now have or may obtain during the term of his employment hereunder relating in any way to the business of Transmedia and its subsidiaries shall not be disclosed to any other person, either during or after the termination of his employment, unless Transmedia has given its prior consent to such disclosure or such disclosure is a necessary incident to transactions with the Executive is pursuing in accordance with duties delegated to him by Transmedia's Board of Directors. The Executive shall promptly return all tangible evidence of such

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confidential and proprietary matters to Transmedia at the termination of his employment or upon Transmedia's earlier request.

                  (c) The Executive acknowledges that the remedy at law for his breach of the covenants contained in this Section 7 is inadequate, and that therefore Transmedia and its subsidiaries shall be entitled, in addition to any other right or remedy available to them, to injunctive relief and the remedy of specific performance to restrain the Executive from committing or continuing any such breach and to enforce the Executive's obligations hereunder.

                  (d) If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the provisions of this Section 7, because individually or taken together, they are deemed unreasonable, then the parties hereto understand and agree that any such provision or provisions shall not be void but for the purpose of such proceedings, shall be revised to the extent necessary to permit the enforcement of such provisions.

         8. OWNERSHIP OF WORK PRODUCT. The Executive acknowledges that during the term of his employment hereunder he may conceive of, discover, invent, or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether or not patentable or copyrightable, which relate to the business of Transmedia and its subsidiaries (all of the foregoing being collectively referred to herein as "Work Product"), and that various business opportunities appropriate for Transmedia and its subsidiaries may be presented to him by reason of his employment. The Executive acknowledges that, unless Transmedia otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to Transmedia, and he shall have no personal interest therein. The Executive, at Transmedia's expense, shall further: (a) promptly disclose any such Work Product and business opportunities to Transmedia; (b) assign to Transmedia, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (c) sign all

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papers necessary to carry out the foregoing; and (d) give testimony in support of his discovery, invention, or creation in any appropriate case.

         9. TERMINATION. (a) Notwithstanding anything contained herein to the contrary, the Executive's employment hereunder: (i) shall automatically terminate upon the Executive's death; and (ii) may be terminated by Transmedia's Board of Directors for "cause" (as hereinafter defined) upon 60' days prior written notice of termination, subject to the Executive's right to cure certain breaches constituting "cause", as provided below. For the purposes of this Agreement, termination shall be deemed to be "for cause" if: (i) the Executive is convicted of a felony; (ii) the Executive declares personal bankruptcy pursuant to any applicable law; (iii) the Executive commits an act of fraud with respect to Transmedia or misappropriates any of its funds; or (iv) the Executive directly and repeatedly refuses to perform his duties pursuant to this Agreement, or directly and repeatedly breaches any covenants contained herein. The written notice of termination shall set forth with specificity the reason for such termination. If the reason for such termination is the Executive's direct and repeated refusal to perform his duties hereunder or his direct and repeated breach of any covenants contained herein, the Executive shall have the right, within 30 days of his receipt of such notice, to notify the Board of Directors of his intention to cure such breach. On or within 10 days before the effective date of termination, the Board of Directors shall meet to determine whether such breach has been effectively cured and, upon the majority vote of the directors (not including the Executive) that it has been cured, the notice of termination shall be deemed ineffective. The Executive shall be entitled to be represented at such meeting by counsel. On the effective date of termination, except for the reimbursement of expenses incurred to such date, the Executive shall cease to have any further rights hereunder but shall be subject to all restrictions set forth elsewhere herein.

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                  (b) Except where the Executive has exercised his right to
attempt to cure pursuant to the preceding subsection, the Executive may, within 15 days following delivery of a notice of termination for "cause", by written notice to the Board of Directors of Transmedia, cause the matter of termination for "cause" by Transmedia to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors requested by a majority of its members. The Executive shall be entitled to be represented at such meeting by counsel. Such meeting shall be conducted according to procedures deemed equitable by a majority of the directors present. If, at such meeting, it shall be determined that this Agreement has been terminated without "cause," or that such "cause" shall be waived, the provisions of this Agreement shall be reinstated with the same force and effect as if the notice of termination has not been given; and the Executive shall be entitled to receive the compensation and other benefits provided herein for the period from the effective date of the notice of termination through the date of such reinstatement, plus all reasonable costs of his counsel as approved by the Board of Directors of Transmedia. Except as provided in the first sentence of this subsection (b), neither the Executive's election to pursue or forego the procedures set forth in this subsection (b), nor a determination by the Board of Directors, at any meeting pursuant to this subsection, that the Executive's employment hereunder was terminated for "cause", shall prejudice or preclude the exercise of any other right or remedy which the Executive may have at law or otherwise as a result of the termination of his employment hereunder.

         10. SALE OF TRANSMEDIA; CONSULTING ARRANGEMENT. The sale of all or substantially all of the assets of Transmedia, or the sale of a "control block" (as hereafter defined) of its shares to any person during the term of this Agreement shall be made subject to the Executive's right to either 1) continue his employment under the terms of this Agreement or 2) within 90 days after such sale, elect to enter into a consulting arrangement pursuant to the

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terms of a written agreement (the "Consulting Agreement") pursuant to which he will provide up to 40 hours of consulting services per calendar quarter to Transmedia or its successor, as may be reasonably requested by Transmedia or its successor, with respect to marketing, advertising and general financial matters. The Consulting Agreement will provide for (i) compensation equal to 50% of the Salary and Bonus which would otherwise have been payable to the Executive; (ii) reimbursement of all of the Executive's travel expenses for performing such services outside of Florida, in lieu of the living allowance set forth in
Section 4(e); and (iii) benefits with respect to the life insurance policy, and payment of death benefits, as set forth in Section 4(c). The term of the Consulting Agreement shall be the remaining term of this Agreement. For the purposes hereof "control block" means any block of shares the possession of which, when added to any shares already owned, directly or indirectly gives the power in any form to direct or cause the direction of the management and policies of Transmedia.

         11. NOTICES. Any notices to be given hereunder shall be deemed to have been given if delivered personally against receipt, if sent by nationally recognized overnight delivery service, or if mailed by registered or certified mail, return receipt requested, to the following address: if to Transmedia, at Suite 414, 509 Madison Avenue, New York, New York 10022, with a copy to Slade & Pellman at 850 Third Avenue, New York, New York 10022, to the attention of Stuart M. Pellman, Esq.; and if to the Executive, at 2085 N.E. 120th Road, North Miami, Florida 33181. Either party may change his or her address set forth above by giving written notice to the other party in accordance with this Section.

         12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

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         13. CAPTIONS. The captions of the sections of this Agreement are for the purpose of convenience only, are not intended to be part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of its provisions.

         14. SEVERABILITY. If any clause or provision of this Agreement shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect any other clause or provision hereof in any jurisdiction.

         15. BINDING EFFECT; ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective heirs, representatives, successors, and permitted assignees of Transmedia and the Executive. Transmedia may assign this Agreement or any of its rights and obligations hereunder to (i) any transferee of or successor to all or substantially all of the assets or business of Transmedia and its subsidiaries or (ii) any subsidiary or affiliate of Transmedia; PROVIDED, HOWEVER, that no such assignment shall release Transmedia from its obligations hereunder. The Executive may not assign this Agreement or any of his rights and obligations hereunder under any circumstances.

         16. MISCELLANEOUS. This Agreement embodies the entire understanding between Transmedia and the Executive with respect to its subject matter, and there is no extrinsic agreement of any kind affecting it. This Agreement also supersedes and replaces any prior agreement with respect to the subject matter of this Agreement. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by the party against whom the same is sought to be enforced.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                                    TRANSMEDIA NETWORK INC.


                                                    By: /s/ MELVIN CHASEN
                                                        ------------------------
                                                        Melvin Chasen, President


                                                    /s/ MELVIN CHASEN
                                                        ------------------------
                                                        Melvin Chasen


Approved by the
Board of Directors
of Transmedia


/s/ CHARLES SIMONELLI
----------------------------
Charles Simonelli, Director


/s/ HERBERT M. GARDNER
----------------------------
Herbert M. Gardner, Director


/s/ IRWIN HOCHBERG
----------------------------
Irwin Hochberg, Director

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